UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________

FORM 8-K

___________

CURRENT REPORT

 Pursuant To Section 13 OR 15(d) Of TheSecurities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 26, 2012

INFRAX SYSTEMS, INC.

(Exact name of registrant as specified in charter)

Nevada	000-52488	20-2583185
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Infrax Systems, Inc. 3637 Fourth Street North. Suite 330 St. Petersburg, Florida		33704
(Address of principal executive offices)		(Zip Code)

727-498-8514

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Infrax Systems is pleased to announce in a letter dated November 15, 2012 that the DTC “has determined to lift the Deposit Chill and has resumed accepting deposits of the Issue for depository and book-entry transfer.”  Infrax's legal team with the coordination of its Acting CEO, Mr. Talari, has successfully satisfied the inquiry of DTCC, hence removing the DTCC CHILL placed on the company stock symbol since January 2012. The reinstatement of trade eligibility with the DTC depository services is an important accomplishment for Infrax Systems and is a testament to the resiliency of its CEO and legal counsel.  Infrax Systems is proud of and committed to maintaining its high level of transparency with the DTC and investors alike.

Simply put a DTCC Chill can wreak havoc on a company's common share trading pattern and the company’s share price. A Chill can hinder the Company's trading ability specifically through many retail discount trading houses such as TDAmeritrade® and E*TRADE®. Since the CHILL, the majority of our investors were not able to purchase our stock at the open marketplace hence hampering our share price and the Company's ability to raise much needed capital for growth. We are pleased with the due process afforded us by DTCC and appreciate their consideration and their decision to lift the Chill.  Furthermore, we offer the utmost expression of gratitude to our valued investors for their continuous support.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Infrax Systems, Inc.

/s/ Sam Talari

Sam Talari

Principal Executive Officer

Dated:  November 26, 2012